Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES

2013 SECOND QUARTER AND FIRST HALF FINANCIAL RESULTS

Virginia Beach, VA – August 12, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), today reported financial results for the three and six month periods ended June 30, 2013.

Operating Highlights

•	Acquired a 75,000 square foot 100% leased freestanding grocery store located in the Bixby Commons shopping center in Bixby, Oklahoma for a purchase price of approximately $10.6 million.

•

At June 30, 2013, portfolio consists of twelve properties, including seven retail shopping centers, four free-standing retail properties, and one office property, totaling 545,350 net rentable square feet.

•	95.1% of portfolio was leased as of June 30, 2013.

•	For the three month period, the Company’s Board of Directors declared monthly cash dividends of approximately $0.035 per a share.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “During the period, we continued to focus on improvements at our current properties, while also continuing our expansion during a favorable time in our targeted markets. We maintained a high occupancy level, successfully renegotiated renewals at a higher per-foot rate, and had no leases expire without renewal during the period. We believe this is a reflection of our property selection, strong market position, “necessity shopping” anchored tenant base, and the constant attention paid to our clients. We believe that this hands-on model is what has helped to provide long-term sustainability among our tenant base.”

Mr. Wheeler continued, “We have also continued to explore methods in which to expand our property base through the purchase of high-quality assets in secondary and tertiary markets. We were pleased to close our largest purchase to date in Bixby Commons, which we feel was acquired under favorable terms and serves as a perfect compliment to our existing portfolio. We look forward to keeping investors apprised of our progress.”

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August 12, 2013

Portfolio Summary and Operational Review

Property Overview (at 6/30/2013)
Property	Location	Year Built/Renovated	GLA	% Leased
Amscot Building	Tampa, FL	2004	2,500	100%
Bixby Commons	Bixby, Oklahoma	2011	75,000	100%
Harps Food Store	Grove, OK	2012	31,500	100%
Lumber River Village	Lumberton, NC	1985/1997-98/2004	66,781	100%
Monarch Bank	Virginia Beach, VA	2002	3,620	100%
Perimeter Square	Tulsa, OK	1982-1983	58,277	95.7%
Riversedge North	Virginia Beach, VA	2007	10,550	100%
Shoppes at TJ Maxx	Richmond, VA	1982/1999	93,552	90.6%
Surrey Plaza	Hawkinsville, GA	1993	42,680	100%
The Shoppes at Eagle Harbor	Carrollton, VA	2009	23,303	100%
Twin City Crossing	Batesburg-Leesville, SC	1998/2002	47,680	100%
Walnut Hill Plaza	Petersburg, VA	1959/2006/2008	89,907	82.7%

Totals			545,350	95.1%

•

For the six months ended June 30, 2013, Wheeler signed four renewal leases totaling approximately 13,739 square feet with an average weighted increase of $0.31 per square foot. The Company entered into one relocation and expansion agreement that resulted in a $1.76 decrease in the tenants’ rent per square foot but will amount to a $17,000 annual increase for the property.

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Approximately 6.63% of Wheeler’s gross leasable area is subject to leases that expire during the twelve months ending June 30, 2014. Based on recent market trends, the Company believes that these leases will be renewed at amounts and terms comparable to existing lease agreements.

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The Company’s fixed-rate mortgage total was $39.9 million at June 30, 2013, compared to $31.8 million on December 31, 2012. Wheeler’s weighted average interest rate and term of the Company’s fixed-rate debt was 4.56% and 4.31 years, respectively, at June 30, 2013.

Financial Highlights

•

Wheeler reported Funds from Operations (“FFO”) for the three month period ended June 30, 2013 of negative $697,653, or negative $0.21 per basic and diluted share, compared to $74,324, or $0.02 per basic and diluted share, in the prior year period. For the six months ended June 30, 2013, FFO was negative $528,859 or negative $0.16 per basic and diluted share. Wheeler’s reported results for the three and six month period included additional general and administrative expenses related to the Company’s property acquisitions, legal matters, professional fees and added cost of operating as a public company. Excluding the impact of acquisition and legal related costs, total FFO for the three and six months ended June 30, 2013 would have been approximately $287,000 and $456,000, respectively.

•

Total revenue for the second quarter of 2013 was $1.6 million, compared to $485,815 in the prior year period. For the six months ended June 30, 2013, total revenue increased to $3.2 million from $1.0 million in the prior year period.

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August 12, 2013

•

Property net operating income (“NOI”) was $1.3 million for the quarter ended June 30, 2013, compared to $386,170 in the prior year period. For the six months ended June 30, 2013, property NOI was $2.7 million, compared to $800,936 in the prior year period. The three and six months ended June 30, 2013 represented full periods of operations reported for the properties acquired as part of the Company’s November 2012 formation and those acquired during December 2012, while only a partial month of operations is included for the June 2013 acquisition of Bixby Commons.

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Net loss attributable to Wheeler REIT for common stockholders for the second quarter 2013 was $1.3 million, or $0.39 per basic and diluted share, compared to a net loss of $259,232, or $0.08 per basic and diluted share. For the six months ended June 30, 2013, net loss attributable to Wheeler REIT for common stockholders was $1.7 million, or $0.52 per basic and diluted share, compared to a net loss of $399,383, or $0.12 per basic and diluted share, during the prior year period.

FFO is a non-GAAP financial measure within the meaning of the rules of the Securities and Exchange Commission. Wheeler considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. A reconciliation of non-GAAP financial measures is included in the accompanying financial tables.

2013 Dividend Distribution

For the six months period ended June 30, 2013, the Company has made five monthly dividend distributions of approximately $0.035 per share, which equals to approximately $902,925 in total cash dividends paid to WHLR shareholders for the six month period.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, the Company specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler and its properties can be found at its corporate website: www.whlr.us.

Financial Information

Additional information about Wheeler, including a copy of Wheeler’s Quarterly Report on Form 10-Q which includes the Company’s consolidated financial statements and Management’s Discussion & Analysis, will be available upon filing via the U.S. Securities and Exchange Commission website (www.sec.gov) or through Wheeler’s website at www.whlr.us.

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August 12, 2013

Forward-Looking Statement

This press release contains forward-looking statements, including discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to the Company’s shareholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect management’s view only as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this press release include:

•	the imposition of federal taxes if the Company fails to qualify as a REIT in any taxable year or opts to forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments in Virginia, Florida, Georgia, South Carolina, North Carolina, New Jersey, Tennessee, Oklahoma or Pennsylvania;

•	increases in interest rates and operating costs;

•	inability to obtain necessary outside financing;

•	litigation risks;

•	lease-up risks;

•	inability to obtain new tenants upon the expiration of existing leases;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

•	the need to fund tenant improvements or other capital expenditures out of operating cash flow.

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Senior Vice President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

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August 12, 2013

Wheeler Real Estate Investment Trust

Condensed Consolidated Statements of Income

(in thousands, except for share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

REVENUE:
Rental revenues	$1,425,462	$400,059	$2,818,494	$796,791
Other revenues	203,518	85,756	428,402	218,867

Total Revenue	1,628,980	485,815	3,246,896	1,015,658

OPERATING EXPENSES:
Property operations	284,868	99,645	585,570	214,822
Depreciation and amortization	684,554	184,908	1,332,686	371,519
Provision for credit losses	22,903	—	37,903	—
Corporate general & administrative	1,572,775	262,951	2,156,567	433,253

Total Operating Expenses	2,565,100	547,504	4,112,726	1,019,594

Operating Loss	(936,120)	(61,689)	(865,830)	(3,936)

Interest expense	(446,087)	(197,543)	(995,715)	(395,447)

Net Loss	(1,382,207)	(259,232)	(1,861,545)	(399,383)

Less: Net loss attributable to noncontrolling interests	(111,248)	—	(156,904)	—

Net Loss Attributable to Wheeler REIT	(1,270,959)	(259,232)	(1,704,641)	(399,383)

Preferred stock dividends	(22,500)	—	(22,500)	—

Net Loss Attributable to Wheeler REIT Common Shareholders	$(1,293,459)	$(259,232)	$(1,727,141)	$(399,383)

Loss per share:
Basic and Diluted	$(0.39)	$(0.08)	$(0.52)	$(0.12)

Weighted-average number of shares:
Basic and Diluted	3,301,502	3,301,502	3,301,502	3,301,502

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Wheeler Real Estate Investment Trust

Consolidated Balance Sheets

(in thousands, except for share data)

	June 30, 2013	December 31, 2012
	(unaudited)

ASSETS:
Investment properties, at cost	$55,716,630	$46,637,221
Less accumulated depreciation and amortization	3,959,898	3,291,556

	51,756,732	43,345,665

Cash and cash equivalents	865,855	2,053,192
Rents and other tenant receivables, net	836,761	761,114
Deferred costs and other assets	8,868,387	6,527,906

Total Assets	$62,327,735	$52,687,877

LIABILITIES:
Mortgages and other indebtedness	$39,939,296	$31,843,503
Below market lease intangible, net	3,374,718	3,673,019
Accounts payable, accrued expenses and other liabilities	1,411,232	938,896
Series A convertible preferred stock (no par value, 500,000 shares authorized, 4,500 and no shares issued and outstanding, respectively)	4,157,000	—

Total Liabilities	48,882,246	36,455,418

Commitments and contingencies	—	—

EQUITY:
Common stock ($0.01 par value, 75,000,000 shares authorized, 3,301,502 and 3,301,502 shares issued and outstanding, respectively)	33,015	33,015
Additional paid-in capital	15,566,676	14,097,453
Accumulated deficit	(8,073,165)	(5,443,099)

Total Shareholders’ Equity	7,526,526	8,687,369

Noncontrolling interests	5,918,963	7,545,090

Total Equity	13,445,489	16,232,459

Total Liabilities and Equity	$62,327,735	$52,687,877

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Wheeler Real Estate Investment Trust

Funds From Operations

	Three Months Ended June 30, 2013
	Same Stores		New Stores		Total		Period Over Period Changes
	2013	2012	2013	2012	2013	2012	$	%
Net income (loss)	$(820,468)	$(259,232)	$(561,739)	$—	$(1,382,207)	$(259,232)	$(1,122,975)	(433.19%)
Depreciation of real estate assets	127,401	184,908	557,153	—	684,554	184,908	499,646	270.21%

Total FFO	$(693,067)	$(74,324)	$(4,586)	$—	$(697,653)	$(74,324)	$(623,329)	(838.66%)

	Six Months Ended June 30, 2013
	Same Stores		New Stores		Total		Period Over Period Changes
	2013	2012	2013	2012	2013	2012	$	%
Net income (loss)	$(1,206,219)	$(399,383)	$(655,326)	$—	$(1,861,545)	$(399,383)	$(1,462,162)	(366.11%)
Depreciation of real estate assets	252,049	371,519	1,080,637	—	1,332,686	371,519	961,167	258.71%

Total FFO	$(954,170)	$(27,864)	$425,311	$—	$(528,859)	$(27,864)	$(500,995)	(1,798%)